Exhibit 99.1

Learn CW Investment Corporation Announces Separate Trading of its Class A Ordinary Shares and Redeemable Warrants, Commencing November 29, 2021

LOS ANGELES, CALIFORNIA, November 29, 2021 — Learn CW Investment Corporation (the “Company”) today announced that commencing November 29, 2021, holders of the units (the “Units”) sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”) and redeemable warrants included in the Units. Each Unit consists of one Class A Ordinary Share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Class A Ordinary Shares and whole redeemable warrants that are separated will trade on the New York Stock Exchange (the “NYSE”) under the symbols “LCW” and “LCW.WS,” respectively. Those Units not separated will continue to trade on the NYSE under the symbol “LCW.U.” Holders of the Units will need to have their brokers contact American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, in order to separate the holders’ Units into Class A Ordinary Shares and redeemable warrants.

The Units were initially offered by the Company in an underwritten offering. Evercore Group ISI acted as sole book-running manager for the offering.

A registration statement relating to the Units and the underlying securities became effective on October 7, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission (the “SEC”) website at http://www.sec.gov.

About Learn CW Investment Corporation

Learn CW Investment Corporation is a newly incorporated blank check company formed as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

https://www.learncwinvestmentcorp.com/

Forward Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement, as amended from time to time, and prospectus for the offering filed with the SEC. Such forward-looking statements include the separate trading of the Company’s Class A ordinary shares and redeemable warrants. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Media Requests

Charlotte Jerbic
Info@LearnCWInvestmentCorp.com
+1-424-324-2990